EXHIBIT 10.11
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                          MARKETING ALLIANCE AGREEMENT

         This marketing alliance agreement ("Agreement") is entered into as of October 19, 2000, by and between Futuredontics, Inc., a California corporation with its principal offices at 6060 Center Drive, 7th Floor, Los Angeles, California 90045 ("Futuredontics") and Attorneys.com, Inc., a Florida corporation with its principal office at 186 Attorneys.com Court, Lake Helen, Florida 32744-0280 ("Attorneys").

                                    RECITALS

         Futuredontics operates a business in the dental industry, which includes the operation of the 1-800-DENTIST(R) cooperative marketing program for dentists. Futuredontics has developed substantial expertise in the operation of direct response marketing programs for professionals, including, without limitation, expertise in marketing and selling memberships in such programs to professionals and in promoting such services to the public. Attorneys operates a business in the legal industry, primarily publishing directories for bar associations. Attorneys is in the process of launching a new marketing program for lawyers, modeled closely on the business model established and developed by Futuredontics. Therefore, Attorneys wishes to engage Futuredontics to provide consultative services pursuant to the following terms and conditions, and Futuredontics wishes to be so engaged.

         NOW, THEREFORE, the Parties agree as follows ("Agreement"):

                              TERMS AND CONDITIONS

1        TERM. The Term of this Agreement is 1 year commencing on November 1,
         2000.

2 DUTIES OF FUTUREDONTICS. Futuredontics will provide marketing and selling advice to Attorneys, including, without limitation, advice on the design and production of collateral marketing materials, sales scripts, television, radio, print and other advertisements and compensation programs for sales personnel. Futuredontics will provide such services primarily at Futuredontics's own offices in Los Angeles, California; provided, however, that Futuredontics will provide some services at Attorneys' offices in Lake Helen, Florida as the parties mutually agree is necessary for the effectuation of this Agreement. In its sole discretion, Futuredontics will determine which of its personnel will provide services under this Agreement. The Parties anticipate that the amount of services provided by Futuredontics will vary substantially from month to month, but agree that over the Term of the Agreement, the average amount of services provided will be at least 25 person-hours per month. In addition, subject to the terms and conditions specified in Section 6 below, Futuredontics will allow Attorneys to state that Futuredontics operates the 1-800-DENTIST(R) referral service in Attorneys' marketing materials in a format approved by, and pursuant to the prior written consent of, Futuredontics. Following expiration of the Term, Attorneys may continue to use the pre-approved marketing materials for an additional 18 months.
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3        COMPENSATION.

3.1 SIGNING BONUS. Futuredontics will receive 50,000 shares of Attorneys' unregistered, common stock (the "Shares") as a material inducement to enter into this Agreement. The Shares will be issued subject to a registration rights agreement , which will be negotiated by the Parties in connection with a proposed merger or similar reorganization being discussed by the Parties. In the event that the proposed merger or reorganization does not occur, the Shares will not be subject to any registration rights agreement. Attorneys agrees to deliver the Shares to Futuredontics within 10 business days after this Agreement is fully executed by the Parties.

3.2 FEE. Attorneys will compensate Futuredontics $10.00 per month for the services rendered pursuant to this Agreement.

3.3 EXPENSES. Except for payroll to Futuredontics' personnel and routine office expenses including, without limitation, faxes and copies, Attorneys will pay all costs arising from the performance of this Agreement. Such expenses will include, without limitation, delivery expenses and travel and lodging expenses incurred when Futuredontics personnel travel to Attorneys' offices; provided, however, that Futuredontics will apprise Attorneys of estimated travel and lodging expenses before they are incurred. To the extent reasonably possible, Attorneys will pay all expenses directly to vendors; provided, however, that when necessary, Futuredontics will advance such expenses and submit invoices to Attorneys for reimbursement accompanied by supporting documentation. Attorneys will reimburse Futuredontics for such expenses within 10 days after receipt of invoices and documentation.

4 NO RIGHT TO ASSIGN. Neither Party may assign this Agreement without the prior written consent of the other, which consent shall be given solely in the discretion of the Party from whom consent is sought.

5        PROPRIETARY COVENANTS.

5.1 COVENANT NOT TO USE OR DISCLOSE TRADE SECRETS. Attorneys agrees that in the course of performing this Agreement, Futuredontics may reveal confidential information and trade secrets to Attorneys. During the Term of this Agreement and after the termination of Futuredontics's Engagement hereunder, Attorneys shall regard and preserve as confidential Confidential Information as defined in paragraph 5.1.1 below pertaining to Futuredontics and its affiliates that has been or may be obtained by Attorneys in any way by reason of Futuredontics's engagement by Attorneys. Attorneys shall not, without the prior and specific written consent of Futuredontics, (i) use, publicize, release or disclose to others, either during or after the Term, any trade secrets or other Confidential Information or (ii) take or retain or copy any of Futuredontics specifications, drawings, reproductions, customer lists, or other documents or things. This provision shall not apply to any Futuredontics information that has been voluntarily disclosed to the public by Futuredontics, independently developed and disclosed by others, or otherwise enters the public domain through


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         lawful means. The foregoing shall not be construed to (A) limit
         Attorneys' right to use Confidential Information in the operation of their 800-Attorneys telephone-based attorney referral service; and (B) Disclose the Confidential Information if required to do so by a court of competent jurisdiction or in response to a subpoena; provided that in such a case, Attorneys will give Futuredontics 10 days written notice of the order of the court or subpoena that requires such disclosure, to the extent that giving such notice is practical under the circumstances.

5.1.1 DEFINITION. For purposes of this Agreement, the term "Confidential Information" shall mean: (A) all and any trade secrets of Futuredontics, including without limitation, information encompassed in all drawings, designs, plans, proposals, marketing and sales plans, customer lists, financial information, costs, pricing information; and
         (B) all concepts or ideas, in or reasonably related to the business of Futuredontics that have not previously been publicly released by duly authorized representatives of Futuredontics.

5.2 UNFAIR COMPETITION. During the Term, and for a period of one year thereafter ("Non-competition Period"), neither Party shall compete, promote, participate in or engage in any activity or other business, either directly or indirectly, whether as a partner, contractor, shareholder, or otherwise in competition with the business engaged in by the other Party at the time this Agreement is executed. Thus, Futuredontics agrees to forbear from engaging in the attorney referral service and the bar association directory service and Attorneys agrees to forbear from engaging in the dentist referral service during the Non-competition Period. Each Party agrees to disclose to the other Party any and all competitive plans which the disclosing Party may have under consideration whether or not the disclosing Party intends to act upon them.

5.3 COVENANT NOT TO DIVERT. So long as Futuredontics is engaged hereunder and for one year thereafter, the Parties shall not directly or indirectly solicit, induce, attempt to induce or endeavor to entice away any employee of the other Party, whether for their own account or for the account of a third-party.

6        WARRANTIES

6.1 WARRANTY OF ATTORNEYS. With regard to the name and service mark "1-800-DENTIST(R)" (the "Mark"), Attorneys acknowledges that Futuredontics holds a license to use the Mark with respect to the operation of a cooperative advertising service for dentists under license from Applied Anagramics, Inc. Attorneys further acknowledges that the unauthorized use of the Mark will cause irreparable damage to Futuredontics, which could include the loss of the license. Attorneys therefore warrants that it will not use the Mark nor authorize others to use the Mark without the prior written consent of Futuredontics. Because of the irreparable nature of the harm that may arise from a breach of the warranty contained in this paragraph, Attorneys agrees that, in addition to all other remedies Futuredontics may have at law under this Agreement, Futuredontics will be entitled to obtain injunctive relief to restrain a breach or threatened breach of this warranty.


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6.2      WARRANTY OF FUTUREDONTICS. With regard to the name and service mark
         "1-800Attorneys(R)" and similar names and marks (the "Attorneys Mark"), Futuredontics acknowledges that Attorneys owns all right, title and interest in and to the Attorneys Mark and that the unauthorized use of the Attorneys Mark will cause irreparable damage to Attorneys. Futuredontics therefore warrants that it will not use the Attorneys Mark nor authorize others to use the Attorneys Mark without the prior written consent of Attorneys. Because of the irreparable nature of the harm that may arise from a breach of the warranty contained in this paragraph, Futuredontics agrees that, in addition to all other remedies Attorneys may have at law under this Agreement, Attorneys will be entitled to obtain injunctive relief to restrain a breach or threatened breach of this warranty.

6.3 INDEMNIFICATIONS BY THE PARTIES. Each Party agrees to indemnify, hold harmless and defend the other against and from claims arising out of any breach or alleged breach of the indemnifying Party's obligations under Section 6.

7 INDEPENDENT CONTRACTOR. Futuredontics acknowledges and agrees that its relationship to Attorneys is exclusively that of an independent contractor, and that Attorneys' obligations to Futuredontics are exclusively contractual in nature.

8 NOTICES. All notices, statements and other documents that any party is required or desires to give to the other party hereunder shall be given in writing and shall be served in person, by express mail, by certified mail, by overnight delivery or by facsimile at the respective addresses of the parties as set forth below, or at such other addresses as may be designated in writing by such party in accordance with the terms of this Section 8.

         IF TO FUTUREDONTICS:          Futuredontics, Inc.
                                       6060 Center Drive, 7th Floor
                                       Los Angeles, California 90045
                                       Attention: Susan Keenberg, Senior VP
                                                  Legal Affairs
                                       Facsimile: 310-215-6623

         IF TO ATTORNEYS:              Attorneys.com, Inc.
                                       186 Attorneys.com Court
                                       Lake Helen, Florida 32744-0280
                                       Attention: Peter S. Balise, President
                                       Facsimile: 904-228-0276







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      Delivery shall be deemed conclusively made (i) at the time of service, if personally served, (ii) when deposited in the United States mail, properly addressed and postage prepaid, if delivered by express mail or certified mail, (iii) upon deposit with the private overnight deliverer, if served by overnight delivery, and (iv) at the time of electronic transmission (as confirmed in writing), provided a copy is mailed within twenty-four (24) hours after such transmission. The time to respond to any notice shall run from the time the notice is actually delivered to the person to whom the notice is addressed.

9        GENERAL TERMS AND CONDITIONS.

9.1 APPLICABLE LAW AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without regard to conflicts of laws principles), and the parties hereby consent to the jurisdiction of the courts of competent jurisdiction in Los Angeles County, California over all matters relating to this Agreement.

9.2 BINDING EFFECT. All the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one agreement.

9.4 DESCRIPTIVE HEADINGS. The paragraph and section headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

9.5 ENFORCEABILITY; SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

9.6 FAXED SIGNATURES. The signature on this Agreement of any party that is faxed to the other party, shall be deemed an original signature for the purpose of enforcement of this Agreement.

9.7 INTEGRATION; MODIFICATION. This Agreement constitutes the entire understanding and agreement between the Parties regarding its subject-matter and supersedes all prior negotiations and agreements, whether oral or written, between them with respect to its subject-matter. This Agreement may not be modified except by a written agreement signed by the Parties.

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9.8      INTEREST AND COSTS; ATTORNEYS' FEES. In the event of any legal proceeding, litigation or alternative dispute resolution between the parties respecting or arising out of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs in connection therewith, including, without limitation, any attorneys' fees incurred after a judgment has been entered by a court of competent jurisdiction.

9.9 WAIVER. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach; provided, however, that either party to this Agreement may waive any obligation owed to such party, if such waiver is in writing signed by an authorized signer.

         IN WITNESS WHEREOF, the Parties have executed this Agreement.


Futuredontics, Inc.


By:  /s/ Alfred J. Joyal                              10/19/00
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         Alfred J. Joyal, Chairman                          Date



Attorneys.com, Inc.


By:  /s/ Peter S. Balise                             10/19/00
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         Peter S. Balise, President                        Date




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